Exhibit 10.17

Summary of Jim Taylor consulting agreement:

1.
Engagement changed to part-time with responsibility to work at Iomega direction a minimum of "8Days" per month. Compensation shall amount to $200,000 per annum under this agreement. Should hours requested exceed the base of this agreement a mutually acceptable remuneration will be agreed between the parties.

2.
Responsibilities as written by the Chief Executive Officer (Jodie Glore).

3.
This agreement shall be effective until cancellation by either party (Iomega—or—Jim Taylor) following a 30 day notification.

  Should cancellation by the company occur on or before:

  1/1/2000—A special one-time payment of $400,000 (gross) will be made to Mr. Taylor

  1/1/2001—A special one-time payment of $200,000 (gross) will be made to Mr. Taylor

  1/1/2002—There is no additional compensation

  If at any time Mr. Taylor chooses to end this consulting relationship there will be no monies due to him.

4.
Mr. Taylor will remain eligible for the 1999 Incentive bonus Plan (IBP) at a 50% reduced target of $150,000. Any payment of this bonus will be directly tied to the plan provisions of both company financial (50%) and non-financial (50%) performances as determined by the Compensation committee of the Board of Directors.

  Mr. Taylor's eligibility under this plan will cease after the 1999 plan year.

5.
Mr. Taylor will continue to vest in all stock options previously issued so long as this consulting arrangement remains in effect. He will also be eligible for any additional grants that may be contemplated based upon performance and contribution to the Corporation.

6.
Mr. Taylor remains bound by all non-competition, non-solicitation, and non-disparagement provisions of his employment agreement.

  The below signatures acknowledge agreement with the above provisions and negate any future and/or past claims based on any prior agreements between the Company and Mr. Taylor.

/s/ James Taylor James Taylor	/s/ Jodie Glore Jodie Glore, CEO	/s/ Kevin O'Connor Kevin O'Connor VP—HR